Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: David Tucker 281-406-2370
Aug. 5, 2008
Parker Drilling Second Quarter 2008 Net Income Increases 34 Percent
HOUSTON, Aug. 5, 2008 – Parker Drilling Company (NYSE: PKD), a global drilling contractor and service provider, today announced that 44 percent revenue growth for the three months ended June 30, 2008 led to a 34 percent increase in profitability compared with the second quarter of 2007. Other highlights include:
•	Net Income of $22.6 million, or $0.20 per diluted share, a 34 percent increase over the second quarter 2007;

•	Adjusted EBITDA was 24 percent higher than the second quarter 2007 (adjusted EBITDA is a non-GAAP financial measure defined below);

•	International rig utilization of 75 percent in the second quarter continues to increase, with four new international land rig commitments, and is currently at 87 percent, up sequentially from 72 percent in the first quarter;

•	Quail Tools EBITDA increased 29 percent over the second quarter 2007.
“Parker Drilling delivered solid results in the second quarter driven by gains in our targeted growth areas of international drilling, drilling and production rental tools, and project management services,” said Robert L. Parker Jr., chairman and chief executive officer.
“Parker’s line of services enables the Company to serve customers at multiple points in the drilling process. The combination of long-term contracts for our international rig fleet, Quail Tools’ lower-risk, high-margin rental tools business and our non-capital-intensive project management business strategically positions us to design, build, deliver, operate and maintain innovative solutions for lowering the total well cost for our customers.
“We believe that our recent achievements in these businesses, combined with our relentless focus on execution of our strategic plan, will result in strengthening returns throughout 2008,” Parker concluded.
Second Quarter Earnings and Financial Review
For the three months ended June 30, 2008, Parker posted net income of $22.6 million, or $0.20 per diluted share, on revenues of $216.7 million, compared to net income of $16.9 million, or $0.15 per diluted share, on revenues of $150.3 million for the second quarter 2007. Net income in the second quarter 2007 included a non-cash charge to tax expense of $4.0 million, or $0.04 per diluted share, for potential interest and exchange rate fluctuations relating to a tax liability recorded on January 1, 2007, associated with the Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).
EBITDA was $69.7 million for the second quarter 2008 compared to $56.3 million in the second quarter 2007 and up sequentially from $61.0 million in the first quarter. Higher dayrates and utilization resulted in a 159 percent EBITDA improvement for Parker’s international operations over the second quarter 2007. Quail Tools also showed significant gains, with a 29 percent EBITDA increase from the second quarter 2007. EBITDA for the U.S. barge segment was $27.2 million, compared to $32.1 million in the second quarter of 2007. (The definition of the adjusted EBITDA, a non-GAAP financial measure, for the current and prior eight quarters is reconciled later in this press release to its most directly comparable GAAP financial measure.)
For the first six months of 2008, Parker reported record revenues of $390.0 million and net income of $46.5 million or $0.41 per diluted share compared to revenues of $301.6 million and net income of $46.9 million or $0.43 per diluted share for the first six months of 2007. Included in 2008 results are a net benefit of $0.04 per diluted share from non-routine items, comprised of a $1.1 million loss from our Saudi Arabia partnership and a net tax benefit of $6.4 million (relating to a settlement of the interest portion of a tax case in Kazakhstan and a valuation allowance on a net operating loss carry-forward in Papua New Guinea). Included in 2007 results are an after–tax gain of $0.07 per diluted share from the sale of two workover barge rigs in January 2007 and non-cash FIN 48 charges of $0.05 per diluted share.
Capital expenditures for the six months ended June 30, 2008 totaled $99.8 million. Total debt was $388.4 million, and total debt to capitalization was 40 percent. The Company’s cash and cash equivalents totaled $65.6 million at June 30, 2008.
Average utilization for the Gulf of Mexico barge rigs for the second quarter 2008 was 91 percent, up substantially from the 74 percent reported for the second quarter 2007 and the 76 percent reported for the first quarter 2008. Current barge rig utilization is 87 percent, as deep barge rig 51 entered the shipyard in June for a scheduled refurbishment program. The Company’s deep drilling barge dayrates in the Gulf of Mexico averaged $43,300 per day during the second quarter 2008, compared to $51,600 per day in the second quarter 2007 and $44,800 per day in the first quarter 2008. (Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates — GOM.”)
The average utilization of international land rigs for the second quarter 2008 increased to 75 percent, up from the 72 percent reported for the first quarter 2008 and the 68 percent in the second quarter 2007. With three rigs mobilizing from an inactive status under contracts secured in the second quarter and the addition of newbuild rig 269 in Kazakhstan, current international utilization has increased to 87 percent.
Operations Highlights
•	The Company announced a new contract to construct, deliver and commission a land-based rig for BP to drill ultra extended-reach wells to offshore targets in the Liberty field of the Alaskan Beaufort Sea.

•	The Company has signed a new contract to design the drilling package for the Arkutun-Dagi offshore platform. The Arkutun-Dagi field, offshore Sakhalin Island, Russia, is the third offshore field in the Sakhalin-1 project to be developed.

•	A Parker subsidiary was awarded a four-year contract in northern Mexico utilizing land rig 121. Operations are expected to begin in September 2008, after the rig mobilizes from an inactive status in Libya. Upon arrival, rig 121 will increase the total number of contracted Parker rigs in Mexico to eight.

•	Land rig 268 mobilized from an inactive status in Colombia for a one-year contract awarded in May.

•	In July, land rig 188 in New Zealand was awarded a one-year extension of its current contract in New Zealand.

•	Rig 269, the first of Parker’s newbuild high-efficiency class land rigs, has mobilized to Kazakhstan to joining land rig 247 for a long-term contract. Rig 247 spud in March, and rig 269 is expected to spud in August.

•	The Company is currently operating under a Letter of Understanding that significantly increases the dayrate for barge rig 257, operating in the Kazakhstan waters of the Caspian Sea, pending the execution of an amendment to the contract for a three-year term.

•	In May, the Company announced the award of a Letter of Intent for a drilling contract from BP requiring two newbuild land rigs for a development drilling program in Alaska. Operations are anticipated to commence during the second half of 2010 after construction and mobilization to the North Slope.
Parker Drilling has scheduled a conference call at 9 a.m. CDT (10 a.m. EDT) on Tuesday, Aug. 5, 2008 to discuss second quarter 2008 results. Those interested in participating in the call may dial in at 303-262-2191. The conference call replay can be accessed from Aug. 5 through Aug. 12 by dialing (800) 405-2236 and using the access code 11117359#. Alternatively, the call can be accessed live through the investor relations section of the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months. Should severe weather conditions due to Tropical Storm Edouard disrupt phone service to the Company’s Houston-based corporate headquarters, the Parker Drilling second quarter 2008 conference call will be rescheduled to a later date.
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2007. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward- looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$49,368	$56,479	$95,256	$117,457
International Drilling	77,919	43,063	146,659	84,977
Project Management and Engineering Services	28,951	19,305	48,130	37,711
Construction Contract	20,080	—	20,080	—
Rental Tools	40,412	31,430	79,883	61,405

TOTAL DRILLING AND RENTAL REVENUES	216,730	150,277	390,008	301,550

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	22,130	24,144	43,652	50,893
International Drilling	56,612	34,836	109,233	64,565
Project Management and Engineering Services	24,707	16,253	40,368	32,319
Construction Contract	19,050	—	19,050	—
Rental Tools	16,030	12,521	31,848	23,684
Depreciation and Amortization	28,166	19,642	54,332	37,701

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	166,695	107,396	298,483	209,162

DRILLING AND RENTAL OPERATING INCOME	50,035	42,881	91,525	92,388

General and Administrative Expense	(8,481)	(6,246)	(15,149)	(12,134)
Gain on Disposition of Assets, Net	636	269	1,215	16,673

TOTAL OPERATING INCOME	42,190	36,904	77,591	96,927

OTHER INCOME AND (EXPENSE)
Interest Expense	(5,876)	(5,985)	(11,566)	(12,315)
Change in Fair Value of Derivative Position	—	(28)	—	(409)
Interest Income	370	1,712	738	3,496
Equity in Loss of Unconsolidated Joint Venture and Other Charges, Net of Taxes	—	—	(1,105)	—
Minority Interest	—	—	—	(1,000)
Other Income (Expense) — Net	144	70	204	77

TOTAL OTHER INCOME AND (EXPENSE)	(5,362)	(4,231)	(11,729)	(10,151)

INCOME BEFORE INCOME TAXES	36,828	32,673	65,862	86,776

INCOME TAX EXPENSE (BENEFIT)
Current Tax Expense (Benefit)	9,488	6,613	(1,155)	28,625
Deferred Tax Expense	4,744	9,200	20,533	11,297

TOTAL INCOME TAX EXPENSE	14,232	15,813	19,378	39,922

NET INCOME	$22,596	$16,860	$46,484	$46,854

EARNINGS PER SHARE — BASIC
Net Income	$0.20	$0.15	$0.42	$0.43

EARNINGS PER SHARE — DILUTED
Net Income	$0.20	$0.15	$0.41	$0.43

AVERAGE COMMON SHARES OUTSTANDING
Basic	111,422,969	109,740,528	110,984,640	108,760,980
Diluted	112,495,655	110,842,121	112,023,524	109,968,329

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30, 2008	December 31, 2007
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$65,649	$60,124

Accounts and Notes Receivable, Net	178,937	166,706
Rig Materials and Supplies	27,758	24,264
Deferred Costs	9,872	7,795
Deferred Income Taxes	9,424	9,423
Other Current Assets	53,132	54,871

TOTAL CURRENT ASSETS	344,772	323,183

PROPERTY, PLANT AND EQUIPMENT, NET	627,324	585,888

OTHER ASSETS
Goodwill	100,315	100,315
Deferred Taxes	17,802	40,121
Other Assets	33,008	27,480

TOTAL OTHER ASSETS	151,125	167,916

TOTAL ASSETS	$1,123,221	$1,076,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$20,000
Accounts Payable and Accrued Liabilities	119,671	104,180

TOTAL CURRENT LIABILITIES	119,671	124,180

LONG-TERM DEBT	388,397	353,721

LONG-TERM DEFERRED TAX LIABILITY	8,432	8,044

OTHER LONG-TERM LIABILITIES	19,417	56,318

STOCKHOLDERS’ EQUITY	583,304	534,724

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,123,221	$1,076,987

Current Ratio	2.88	2.60

Total Long-Term Debt as a Percent of Capitalization	40%	40%

Book Value Per Common Share	$5.18	$4.78

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2008	2007	2008
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Offshore Drilling	$49,368	$53,141	$45,888
U.S. Land Drilling	—	3,338	—
International Land Drilling	64,255	34,135	58,674
International Offshore Drilling	13,664	8,928	10,066
Project Management and Engineering Services	28,951	19,305	19,179
Construction Contract	20,080	—	—
Rental Tools	40,412	31,430	39,471

Total Drilling and Rental Revenues	216,730	150,277	173,278

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Offshore Drilling	22,130	21,077	21,522
U.S. Land Drilling	—	3,067	—
International Land Drilling	50,659	29,237	46,056
International Offshore Drilling	5,953	5,599	6,565
Project Management and Engineering Services	24,707	16,253	15,661
Construction Contract	19,050	—	—
Rental Tools	16,030	12,521	15,818

Total Drilling and Rental Operating Expenses	138,529	87,754	105,622

DRILLING AND RENTAL OPERATING INCOME
U.S. Offshore Drilling	27,238	32,064	24,366
U.S. Land Drilling	—	271	—
International Land Drilling	13,596	4,898	12,618
International Offshore Drilling	7,711	3,329	3,501
Project Management and Engineering Services	4,244	3,052	3,518
Construction Contract	1,030	—	—
Rental Tools	24,382	18,909	23,653
Depreciation and Amortization	(28,166)	(19,642)	(26,166)

Total Drilling and Rental Operating Income	50,035	42,881	41,490

General and Administrative Expense	(8,481)	(6,246)	(6,668)
Gain on Disposition of Assets, Net	636	269	579

TOTAL OPERATING INCOME	$42,190	$36,904	$35,401

Marketable Rig Count Summary
As of June 30, 2008

Total
U.S. Gulf of Mexico Barge Rigs
Workover	2
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	15

International Land Rigs
Asia Pacific	8
Africa — Middle East	3
Latin America	8
CIS	9

Total International Land Rigs	28

International Barge Rigs
Mexico	1
Caspian Sea	1

Total International Barge Rigs	2

Total Marketable Rigs	45

Adjusted EBITDA
(Unaudited)
(Dollars in Thousands)

	Three Months Ending
	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
Net Income from Continuing Operations	$22,596	$23,888	$34,571	$22,653	$16,860	$29,994	$37,168	$18,639	$13,761
Adjustments:
Income Tax (Benefit) Expense	14,232	5,146	(21,379)	19,180	15,813	24,109	(5,954)	13,173	14,694
Total Other Income and Expense	5,362	6,367	30,264	8,767	4,231	5,920	3,554	8,741	5,731
Loss/(Gain) on Disposition of Assets, Net	(636)	(579)	784	(543)	(269)	(16,404)	(672)	(4,328)	(2,125)
Depreciation and Amortization	28,166	26,166	25,059	23,043	19,642	18,059	17,605	16,993	17,715
Provision for Reduction in Carrying Value of Certain Assets	—	—	371	1,091	—	—	—	—	—

Adjusted EBITDA	$69,720	$60,988	$69,670	$74,191	$56,277	$61,678	$51,701	$53,218	$49,776